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                                                                    EXHIBIT 10.8

DATED: 14 JUNE 2006

BETWEEN:

(1) PETROJARL JV AS having its registered office at Strandveien 4, PO Box 89, N-1325 Lysaker, Norway ("PETROJARL");

(2) TEEKAY PETROJARL OFFSHORE HOLDINGS L.L.C., a limited liability company formed in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and having a business address at Bayside House, Bayside Executive Park, West Bay Street and Blake Road, Nassau, The Bahamas ("TEEKAY"); and

(3) TEEKAY PETROJARL GP L.L.C. having its principal place of business at Bayside House, Bayside Executive Park, West Bay Street and Blake Road, PO Box AP-59212, Nassau, Bahamas (the "GP").

PRELIMINARY

A. Teekay Shipping Corporation and Petrojarl entered into a Heads of Agreement dated 20 February, 2006 whereby they agreed to establish a joint venture (the "Joint Venture"), either directly or through their respective nominees, that will primarily focus on the business of owning and operating FPSO's, FSO's and other mobile production solutions for the oil industry worldwide.

B. Teekay Shipping Corporation wishes to pursue the Joint Venture through its wholly owned subsidiary Teekay Petrojarl Offshore Holdings L.L.C..

C. On or about 29 June 2006, Petrojarl will become a wholly owned subsidiary of Petrojarl ASA (the "Demerger").

D. Teekay Petrojarl GP L.L.C. (the "GP") was formed on 13 June 2006 under the Limited Liability Company Act as a limited liability company and has, as the date of this Agreement, an authorised share capital of one thousand Dollars (USD1,000) divided into one thousand shares of one Dollar (USD1) each.

E. Teekay Petrojarl Offshore L.P. (the "LP") was formed on 13 June 2006 under the Limited Partnership Act as a limited partnership, with GP as its general partner.

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E.   Petrojarl and Teekay propose jointly (a) to own and operate FPSOs, FSOs and other mobile production solutions for the oil industry worldwide, (b) that those activities should be carried out through the GP and (c) that they will hold the issued membership interests in the GP equally, and limited partnership interests in the LP equally, all in the manner and on the terms set out below.

1    DEFINITIONS AND INTERPRETATION

     In this Agreement unless inconsistent with the context or otherwise defined:

     1.1  the following expressions have the following meanings:

          "ADDRESS FOR SERVICE"                 :   for Petrojarl means C/O SH
                                                    Process Agents Limited, One
                                                    St Paul's Churchyard, London
                                                    EC4M 8SH and for Teekay
                                                    means C/O Teekay Shipping
                                                    (UK) Limited, 2nd Floor, 86
                                                    Jermyn Street, London SW1Y
                                                    6JD;

          "AFFILIATE"                               any other entity directly or
                                                    indirectly controlling or
                                                    controlled by or under
                                                    direct or indirect common
                                                    control of a party. For the
                                                    purposes of this definition,
                                                    "control" (including, with
                                                    correlative meanings
                                                    "controlling", "controlled
                                                    by", and "under common
                                                    control with") means the
                                                    power to direct or cause the
                                                    direction of the management
                                                    and policies of such party,
                                                    directly or indirectly,
                                                    whether through the
                                                    ownership of voting
                                                    securities, by contract or
                                                    otherwise, it being
                                                    understood and agreed that
                                                    with respect to a
                                                    corporation, limited
                                                    liability company or
                                                    partnership, control shall
                                                    mean direct or indirect
                                                    ownership of more than 50%
                                                    of the voting stock, or
                                                    limited liability company
                                                    interest, general
                                                    partnership interest or
                                                    voting interest in any


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
                                                    such corporation, limited
                                                    liability company or
                                                    partnership;

          "THIS AGREEMENT"                      :   this agreement (and the
                                                    schedules to it), as varied
                                                    from time to time pursuant
                                                    to its terms;

          "AUDITORS"                            :   Ernst & Young;

          "BOARD"                               :   the board of directors of
                                                    the GP, from time to time;

          "BUDGET"                              :   the annual capital
                                                    expenditure and operating
                                                    budget of the LP, the first
                                                    such budget, in respect of
                                                    the period ending 31
                                                    December 2006, being in the
                                                    form set out in schedule 5;

          "BUSINESS"                            :   the business to be
                                                    transacted by the GP from
                                                    time to time as referred to
                                                    in schedule 2;

          "CEDR"                                :   Centre for Effective Dispute
                                                    Resolution;

          "CHANGE OF CONTROL"                   :   occurs in relation to a
                                                    Joint Venture Partner if:

                                                    (a)  the ultimate Holding
                                                         Company of the Joint
                                                         Venture Partner as at
                                                         the date it acquired
                                                         its Joint Venture
                                                         Interest ceases to have
                                                         directly or indirectly,
                                                         the right or power to
                                                         direct or cause the
                                                         direction of the
                                                         management policies of
                                                         a person either by
                                                         contract or through
                                                         ownership of interests
                                                         or securities carrying
                                                         a majority of the votes
                                                         ordinarily exercisable
                                                         by the holders of such
                                                         interests or securities
                                                         (unless


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
                                                         such interests or
                                                         securities have been
                                                         acquired by or on
                                                         behalf of the other
                                                         Joint Venture Partner)
                                                         or through the ability
                                                         to appoint the majority
                                                         of the directors or
                                                         other governing
                                                         officers of a person or
                                                         through ownership of
                                                         interests or other
                                                         securities which carry
                                                         the right to receive
                                                         the greater part of the
                                                         income of such person
                                                         (if all its income were
                                                         to be distributed)
                                                         PROVIDED ALWAYS that
                                                         the Demerger shall not
                                                         constitute a Change of
                                                         Control and Petrojarl
                                                         ASA shall thereafter be
                                                         considered the ultimate
                                                         Holding Company of
                                                         Petrojarl; or

                                                    (b)  any action is taken to
                                                         appoint a receiver,
                                                         manager, liquidator or
                                                         similar officer in
                                                         respect of any assets
                                                         of a Joint Venture
                                                         Partner where such
                                                         assets include the
                                                         Joint Venture Interest
                                                         held by the Joint
                                                         Venture Partner;

          "DISPOSE"                             :   (a)  any sale, transfer or
                                                         other disposal or
                                                         alienation of any
                                                         entitlement to or
                                                         legal, beneficial
                                                         interest or right in,
                                                         any Joint Venture
                                                         Interest (including by
                                                         way of gift, trust,
                                                         grant or option or
                                                         creation of any
                                                         Encumbrance);

                                                    (b)  any agreement for such
                                                         sale, transfer or
                                                         disposal;

                                                    (c)  any act or thing, or
                                                         series of acts or
                                                         things which has the
                                                         same or a


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
                                                         substantially similar
                                                         economic effect as
                                                         anything in (a) or (b)
                                                         above;

          "DOLLARS" and "USD"                   :   means the lawful currency
                                                    for the time being of the
                                                    United States of America;

          "ENCUMBRANCE"                         :   means an interest or power:

                                                    (a)  reserved in or over an
                                                         interest in any asset
                                                         including, but not
                                                         limited to, any
                                                         retention of title; or

                                                    (b)  created or otherwise
                                                         arising in or over any
                                                         interest in any asset
                                                         under a bill of sale,
                                                         mortgage, charge, lien,
                                                         pledge, trust or power;

                                                    (c)  by way of security for
                                                         the payment of a debt
                                                         or any other monetary
                                                         obligation or the
                                                         performance of any
                                                         other obligation and
                                                         includes any agreement
                                                         to grant or create any
                                                         of the above;

          "DUE PROPORTIONS"                     :   in relation to the time
                                                    when, as the case may be,
                                                    any liability referred to in
                                                    clause 6 arises or any
                                                    finance referred to in
                                                    clause 7 is required to be
                                                    provided, such proportions
                                                    as the nominal value of
                                                    partnership interests held
                                                    by each Shareholder bears to
                                                    the aggregate nominal value
                                                    of partnership interests
                                                    issued but for the avoidance
                                                    of doubt the proportion of
                                                    shareholding between the
                                                    Shareholders shall initially
                                                    be 50:50;

          "FAIR MARKET VALUE"                   :   in relation to a Project
                                                    (including the relevant
                                                    Unit) means the fair market
                                                    value
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
                                                    of that Project (including
                                                    the relevant Unit) based
                                                    upon what a knowledgeable
                                                    and financially capable
                                                    arm's length purchaser
                                                    acting reasonably would be
                                                    prepared to pay for the
                                                    Project (including the
                                                    relevant Unit) as a whole as
                                                    if it were an orderly sale
                                                    in the ordinary course of
                                                    business. The valuation
                                                    shall take into
                                                    consideration the Project's
                                                    past performance and its
                                                    future prospects, and such
                                                    other circumstances as the
                                                    person carrying out the
                                                    valuation considers
                                                    relevant. The valuation
                                                    shall be carried out by the
                                                    firm that is the auditor for
                                                    the time being of the Joint
                                                    Venture, or if such person
                                                    is not available for any
                                                    reason, a valuator appointed
                                                    by the auditors of the Joint
                                                    Venture, and Fair Market
                                                    Value shall be determined as
                                                    of the date on which any
                                                    option is exercised under
                                                    Clause 7.11 to acquire a
                                                    Project and the relevant
                                                    Unit. In so acting the
                                                    valuator is instructed to
                                                    act as an expert and not as
                                                    an arbitrator and the
                                                    decision of the valuator
                                                    shall (save in respect of
                                                    manifest error) be final and
                                                    binding on the Joint Venture
                                                    Partners;

          "FPSOS"                               :   floating production, storage
                                                    and offloading facilities;

          "FSOS"                                :   floating storage and
                                                    offloading facilities;

          "GROUP"                               :   in relation to a company,
                                                    the group of companies
                                                    comprising that company and
                                                    any company which is from
                                                    time to time a holding
                                                    company of that company or a
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
                                                    subsidiary of that company
                                                    or of such holding company;

          "GUARANTEES"                          :   all guarantees, indemnities
                                                    and covenants of the nature
                                                    referred to in clause 6.1 as
                                                    varied, extended or renewed;

          "INTELLECTUAL PROPERTY RIGHTS         :   means:

                                                    (a)  patents (including
                                                         continuations,
                                                         reissues, and
                                                         extensions), trade
                                                         marks, service marks,
                                                         rights (registered or
                                                         unregistered) in any
                                                         designs, applications
                                                         and rights to apply for
                                                         any of the foregoing,
                                                         trade or business
                                                         names, internet domain
                                                         names and e-mail
                                                         addresses, unregistered
                                                         trade marks and service
                                                         marks, brand names,
                                                         copyrights (including
                                                         rights in computer
                                                         software), database
                                                         rights, know-how,
                                                         rights in designs and
                                                         inventions, software
                                                         (object and source code
                                                         and any related
                                                         documentation),
                                                         business methods and
                                                         trade secrets;

                                                    (b)  rights under licences,
                                                         consents, orders,
                                                         statutes or otherwise
                                                         in relation to a right
                                                         or asset in paragraph
                                                         (a);

                                                    (c)  applications for all
                                                         rights and assets in
                                                         paragraph (a); and
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
                                                    (d)  rights and means of the
                                                         same or similar effect
                                                         or nature as or to
                                                         those in paragraphs (a)
                                                         and (b),

                                                    in each case in any
                                                    jurisdiction, and which in
                                                    the case of Petrojarl shall
                                                    include but not be limited
                                                    to those described in
                                                    Schedule 7;

          "JOINT VENTURE"                       :   the joint venture created by
                                                    the Joint Venture Partners,
                                                    and includes the Joint
                                                    Venture Entities;

          "JOINT VENTURE ENTITIES"              :   all legal entities
                                                    established for the purpose
                                                    of pursuing the Business and
                                                    jointly owned by the Joint
                                                    Venture Partners and any
                                                    subsidiaries of such legal
                                                    entities including but not
                                                    limited to the GP, the LP,
                                                    the Service Co, and wholly
                                                    or partially owned
                                                    subsidiary companies of any
                                                    of them;

          "JOINT VENTURE INTEREST"              :   100% of the interest of a
                                                    Joint Venture Partner in the
                                                    Joint Venture however
                                                    represented, including all
                                                    issued shares or units in
                                                    the capital of the Joint
                                                    Venture, the GP, the Service
                                                    Co and the Joint Venture
                                                    Entities from time to time
                                                    (of whatever class);

          "JOINT VENTURE PARTNER"               :   Petrojarl or Teekay as the
                                                    case may be;

          "LIMITED LIABILITY COMPANY ACT"           means the Limited Liability
                                                    Company Act of the Republic
                                                    of the Marshall Islands;

          "LIMITED PARTNERSHIP ACT"             :   means the Limited
                                                    Partnership Act of the
                                                    Republic of the Marshall
                                                    Islands;

          "LIMITED LIABILITY COMPANY AGREEMENT"     means the limited liability
                                                    company agreement of the GP
                                                    in the form set out in
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
                                                    schedule 1, Part B as
                                                    amended from time to time;

          "LIMITED PARTNERSHIP AGREEMENT"           means the limited
                                                    partnership agreement of the
                                                    LP in the form set out in
                                                    schedule 1, Part A as
                                                    amended from time to time;

          "MAJOR DECISION"                      :   any decision which may not
                                                    be delegated by the Board or
                                                    the GP, as provided by
                                                    clause 12.1 and more fully
                                                    described in Schedule 3;

          "PARTIES"                             :   the parties to this
                                                    Agreement; and "Party" means
                                                    any one of them;

          "PETROJARL FPSOS"                     :   those FPSOs currently
                                                    operated by entities within
                                                    the Petrojarl Group and
                                                    listed in Schedule 6(A);

          "PETROJARL GROUP"                     :   (i) prior to the Demerger,
                                                    PGS Production ASA and its
                                                    related bodies corporate
                                                    (but excluding the Joint
                                                    Venture and the Joint
                                                    Venture Entities); and (ii)
                                                    after the Demerger Petrojarl
                                                    ASA and its related bodies
                                                    corporate (but excluding the
                                                    Joint Venture and the Joint
                                                    Venture Entities) and MEMBER
                                                    OF THE PETROJARL GROUP has a
                                                    corresponding meaning;

          "PROJECTS"                            :   any opportunity to tender
                                                    for the provision of mobile
                                                    production solutions to the
                                                    oil industry;

          "SERVICE CO"                          :   Teekay Petrojarl Services
                                                    AS, a company incorporated
                                                    under the laws of Norway;

          "SHAREHOLDERS"                        :   Petrojarl and Teekay and any
                                                    other person who, as a
                                                    transferee of partnership
                                                    interests in the LP, is
                                                    required to enter into a
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
                                                    covenant to comply with the
                                                    terms of this Agreement
                                                    pursuant to clause 11.6, for
                                                    so long as such persons are
                                                    holders of partnership
                                                    interests; and "Shareholder"
                                                    means any one of them;

          "SUPPORT SERVICES"                    :   engineering, design,
                                                    technical, computer,
                                                    commercial, accounting,
                                                    legal, personnel,
                                                    procurement and other
                                                    management and specialist
                                                    services and equipment
                                                    required by the GP from
                                                    third parties (including the
                                                    Shareholders) for the
                                                    purpose of carrying on the
                                                    Business;

          "TEEKAY FSOS"                         :   those FSOs currently
                                                    operated by entities within
                                                    the Teekay Group and listed
                                                    in Schedule 6(B);

          "TEEKAY GROUP"                        :   Teekay Shipping Corporation
                                                    and its related bodies
                                                    corporate (but excluding the
                                                    Joint Venture and the Joint
                                                    Venture Entities) and MEMBER
                                                    OF THE TEEKAY GROUP has a
                                                    corresponding meaning;

          "UK"                                  :   the United Kingdom of Great
                                                    Britain and Northern
                                                    Ireland;

          "UNIT"                                :   any FPSO, FSO or other
                                                    equipment marketed by the
                                                    Joint Venture;

          "WORKING DAY"                         :   any day (except Saturdays
                                                    and Sundays) on which banks
                                                    are open for general
                                                    business in Oslo and New
                                                    York City.

     1.2 references to clauses and the schedules are to clauses of and the schedules to this Agreement;

     1.3  words importing gender include each gender;


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     1.4  references to persons include bodies corporate, firms and unincorporated associations;

     1.5  the singular includes the plural and vice versa;

     1.6 clause headings are included for the convenience of the Parties only and do not affect its interpretation; and

     1.7 references to all or any part of any statute or statutory instrument include any statutory amendment, modification or re-enactment in force from time to time and references to any statute include any statutory instrument or regulations made under it.

2    PRELIMINARY FORMALITIES

     Forthwith following signature of this Agreement, the Joint Venture Partners shall take, or cause to be taken, such steps as are necessary to procure that the following provisions of this clause and clause 3, in so far as such provisions have not already been implemented, are implemented.

     2.1  The Joint Venture Partners will:

          2.1.1 each become a member of the GP, execute the Limited Liability Company Agreement in substantially the form attached in Schedule 1 hereof, and make initial capital contributions as provided therein in cash;

          2.1.2 each become a limited partner of the LP, execute the Limited Partnership Agreement in substantially the form attached in
               Schedule 1 hereof, and make initial capital contributions as provided therein in cash;

          2.1.3 procure that the GP shall become the general partner of the LP, execute the Limited Partnership Agreement in substantially the form attached in Schedule 1 hereof, and make initial capital contributions as provided therein in cash;

          2.1.4 each subscribe for an equal number of shares in the Service Co at par and in cash.


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     2.2  The GP will own the capital assets of the Joint Venture, either directly or indirectly provided however that a Joint Venture Partner shall be entitled to warehouse its interest in a Project in a member of its Group during the project development phase and subsequently transfer it to the GP or as it may direct when the Project begins to generate revenue.

     2.3 The GP will manage assets and operations through the LP as general partner of the LP.

     2.4 Teekay Petrojarl Services AS will provide services to the Joint Venture, predominantly during the project tendering phase but also during the operation phase as determined by the Board.

     2.5 The Joint Venture Partners intend to structure and operate the Joint Venture so as to minimize, to the extent reasonably commercially possible, the tax payable by the Joint Venture.

3    BOARD OF DIRECTORS OF GP

     3.1  APPOINTMENT AND REMOVAL OF DIRECTORS

          3.1.1 The Board of Directors shall be appointed and removed in accordance with the Limited Liability Company Agreement. In their capacity as Members of the GP, each Joint Venture Partner shall appoint as directors persons who are in good standing in the community, of good repute, who have the power to act on behalf of the Joint Venture Partner, and who will enhance the reputation and prospects of the Joint Venture.

          3.1.2 Any appointor removing a director shall be responsible for and shall indemnify and hold harmless the other Shareholder and the GP against any claim for unfair or wrongful dismissal or otherwise arising out of such removal.

     3.2  DIRECTORS DUTIES

          Although a director shall act in the best interests of the GP, a director appointed by a Joint Venture Partner may have regard to and represent the interests of that Joint Venture Partner and act on the wishes of that Joint Venture Partner in performing


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          any of his or her duties or in exercising any power as a director in relation to the law.

     3.3  FREQUENCY OF MEETINGS

          The Joint Venture Partners shall procure that the Board shall:

          3.3.1 be responsible for the overall management, guidance and direction of the GP, which shall include the preparation of its business plan and the review of its objectives, business procedures, budgets and cash call mechanisms;

          3.3.2 oversee the business development and sales and marketing activities for the GP worldwide;

          3.3.3 identify Projects suitable for the LP;

          3.3.4 develop and approve budgets for Projects;

          3.3.5 optimise the use of existing resources from both Teekay and Petrojarl for all aspects of the Business, and endeavour to ensure that the contributions of each Joint Venture Partner to the GP and other Joint Venture Entities are broadly equivalent by reference to the reports delivered pursuant to clause 7.3;

          3.3.6 appoint and supervise project teams from the employees of the Joint Venture Partners (via the Service Co) for each Project;

          3.3.7 approve the terms of any bid for a Project; and

          3.3.8 establish an appropriate authorisation matrix setting out the appropriate authorisations and signatories required for the different aspects of the Business.

     3.4  DIRECTORS' REIMBURSEMENT FOR EXPENSES

          No directors fees shall be paid to persons appointed as directors of any Joint Venture Entity, but this provision shall be without prejudice to the terms of any contract of services held by any such person. All out-of-pocket expenses incurred


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          by a director in carrying out his or her duties as a director shall be paid by the Joint Venture Partner who appointed that director.

     3.5  DISCLOSURE OF INFORMATION

          Each director shall be entitled to disclose any information relating to the Joint Venture Entities and its business, affairs and financial position to the Joint Venture Partner which appointed him.

4    MANAGEMENT AND STAFF

     4.1 The managing director of the Service Co shall be appointed by mutual agreement between the Joint Venture Partners. Mr. Oystein Huglem shall be the first managing director.

     4.2 The GP shall recruit and employ such staff as the Board shall from time to time consider necessary for the proper conduct of the Business. The present intention of the Joint Venture Partners is that the GP will not initially have any direct employees, but shall be resourced by secondments from the Joint Venture Partners via the Service Co.

     4.3 Each Joint Venture Partner shall (if so requested by the Board) use reasonable endeavours to second appropriate personnel to the GP via the Service Co on a full time or a part time basis and otherwise on terms to be agreed between the Board and that Joint Venture Partner.

     4.4 If a Joint Venture Partner decides that any person seconded pursuant to clause 4.3 or the Managing Director appointed pursuant to Clause
          4.1 is not suitable for employment in connection with the Business it may require the Service Co to withdraw and replace such person (or, in the case of the Managing Director, for the Board to appoint a new Managing Director) or to take such other steps as it may deem necessary or expedient.

     4.5 All the salaries, wages, allowances, travelling and accommodation expenses and other benefits to which such seconded executives may be entitled and all necessary employer's pension and national insurance contributions in each case relating to the period of such secondment shall, except where otherwise agreed, be borne and paid by the GP at rates agreed to by the Board, such rates to be established in a manner


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          consistent with sound business practices and any applicable transfer pricing principles and to form part of the reports delivered pursuant to clause 7.3.

5    OBJECTIVE AND CONDUCT OF BUSINESS

     5.1 The principal activities in which the GP shall be engaged shall be as described in schedule 2.

     5.2 It is the intention of the Joint Venture Partners that the GP shall operate so far as practicable as a self-sufficient unit in the contracting and performance of its activities, as specified in clause 5.1, but where this objective cannot be achieved then, until it is possible to do so, each Joint Venture Partner shall use its reasonable endeavours to provide Support Services to the GP via the Service Co pursuant to the terms of clause 8.1.

     5.3 The GP will ensure that single purpose subsidiaries are established for each Project (the "JOINT VENTURE ENTITIES"). The constitution and governance of each Joint Venture Entity shall be consistent with the terms of this Agreement and with the constitution and governance of the GP, save that each Joint Venture Entity shall only be concerned with a single Project.

     5.4 It is intended that the Joint Venture should be self-financing and that it should obtain additional funds from third parties without recourse to the Joint Venture Partners unless otherwise agreed to in the Budget. The Joint Venture shall borrow additional funds from third parties on the most favourable terms available and which are compatible with its needs, as provided for in the Budget, but with the intention of raising twenty per cent. (20%) of required capital in the form of contributions (in the Due Proportions) of the Joint Venture Partners and the balance of eighty per cent. (80%) in the form of third party debt.

     5.5 Other than as provided in clause 6, the Joint Venture Partners shall not be obliged to guarantee or provide security for any indebtedness of the Joint Venture. The liability of the Joint Venture Partners under guarantees of the Joint Venture issued pursuant to this clause 5 shall be several and not joint or joint and several, unless otherwise agreed. If a Joint Venture Partner incurs any such liability, that Partner shall be entitled to contribution from the other Joint Venture Partner to ensure that


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

          the aggregate liability of the Joint Venture Partners is borne equally by the Joint Venture Partners.

     5.6 If a Joint Venture Partner guarantees or provides security for any indebtedness of the Joint Venture and thereby reduces the cost of borrowing of the Joint Venture, the Joint Venture shall pay to such Joint Venture Partner a guarantee fee calculated in accordance with transfer pricing principles that the Joint Venture Partners have agreed are applicable to the operation of the Joint Venture.

6    GUARANTEES AND INDEMNITIES

     6.1 The GP shall not undertake any activity requiring a bond or guarantee or in any way pledging the credit of the Joint Venture Partners or either of them without the prior consent of each Joint Venture Partner. Where, for the purpose of providing such security, the Joint Venture Partners agree that any liability is to be assumed jointly and/or severally by them under any guarantee, undertaking or other obligation of a similar nature, it is the intention of the Joint Venture Partners that:

          6.1.1 the amount of such liability shall be apportioned between them in the Due Proportions; and

          6.1.2 Notwithstanding any agreement with the beneficiary of such guarantee, undertaking or obligation, they shall be liable to make contributions between themselves and indemnify and keep indemnified each other so that such liability is ultimately borne in the Due Proportions.

     6.2 If any liability incurred is solely attributable to the act or default of one Joint Venture Partner then, notwithstanding the terms of clause 6.1, the whole of such liability shall be borne by such Joint Venture Partner who shall indemnify and keep indemnified the other Joint Venture Partner accordingly.

     6.3 Neither Joint Venture Partner shall take or receive from the GP or any other person any security in connection with the Guarantees without the prior written consent of the other Joint Venture Partner. Any security so taken or received (or any sum of money received in respect of such security) shall be held by the relevant Joint Venture Partner as trustee for both Joint Venture Partners so that they shall share the benefit of the same in the Due Proportions.

     6.4 Nothing contained in this Agreement shall operate to deprive either Joint Venture Partner of any rights or remedies available to it at law against the other Joint Venture Partner as co-sureties under the Guarantees, except to the extent that any rights or remedies are inconsistent with or excluded by the terms of this Agreement.

7    BUDGETS, ACCOUNTS AND FINANCE

     7.1 The Joint Venture shall establish, maintain and duly administer an internal control system comprising policies, processes and such other features as are necessary or advisable, and in accordance with best practices in the industry, to help:

          7.1.1 ensure its effective and efficient operation by enabling it to manage significant business, operational, financial, compliance and other risks to achieve its objectives;

          7.1.2 ensure the quality of its internal and external reporting; and

          7.1.3 ensure compliance with any applicable laws and regulations binding on it and assist in the compliance by the Joint Venture Partners (but with any incremental costs of so doing to be apportioned in accordance with Clause 7.3.7) with any applicable laws and regulations binding on any of them.

     7.2 Subject always to any applicable obligations of confidentiality, the Joint Venture shall provide, at the expense of the Joint Venture Partner requesting the information, such information and such access to persons, premises or books and records as any of the Joint Venture Partners shall reasonably require in order to:

          7.2.1 satisfy themselves that the provisions of Clause 7.1 are being complied with; and/or

          7.2.2 allow them to comply with any obligations to which they are subject under the laws and regulations referred to in Clause 7.1.3.

     7.3 The Joint Venture Partners shall procure that the Board of the GP shall be responsible for proper planning, forecasting and reporting and shall, among other things:

          7.3.1 provide the Joint Venture Partners with financial reports of the LP, each Project and the Service Co. on a quarterly basis within fifteen (15)

               Working Days after the end of each quarter including, but not limited to, a balance sheet, profit and loss statement, cash flow and forward projections on a rolling twelve (12) month basis showing the year-to-date performance against the Budget, and a rolling one year forecast of the performance against the Budget together with a statement as to the contributions of each Shareholder (in the form of seconding employees, provision of office space and other services) by reference to agreed rates specified from time to time by the Board of the GP;

          7.3.2 prepare each annual Budget for submission to and approval by the Joint Venture Partners;

          7.3.3 ensure that audited financial statements of the GP and all Joint Venture Entities are prepared in respect of each fiscal year and submitted to the Joint Venture Partners not more than sixty (60) days after the end of such fiscal year;

          7.3.4 a report from the Board on the financial position and affairs of the Joint Venture within ten (10) Working Days after the end of each calendar quarter, such report to include a summary of the Joint Venture's "long" and "short" positions and a calculation of the capital at risk;

          7.3.5 as soon as they are available, reasonable details of any actual or prospective material change in the Business or the financial position or affairs of the Joint Venture;

          7.3.6 supply such other financial and other information to the Joint Venture Partners in such form and at such times as either of them may reasonably require in order to conform the Budgets and financial reports to the accounting standards and reporting obligations of the Joint Venture Partners, and comply with all such regulatory requirements as may be required by a Joint Venture Partner, it being agreed and acknowledged that any additional costs that may be incurred by the Joint Venture in meeting accounting or regulatory standards not applicable to the Joint Venture Partner shall be for the account of the relevant Joint Venture Partner.

     7.4 The GP shall ensure that all accounting records of the Joint Venture Entities are maintained in accordance with accounting principles and practices generally accepted in the United States of America and such records shall be audited annually by the Auditors or such other firm of chartered accountants as shall be approved by the Board.

     7.5 All records of the GP and the Joint Venture Entities shall be open to examination and audit by either Joint Venture Partner or its duly authorised representative, each of whom shall be entitled to such further information as it may reasonably require concerning their business affairs and financial position.

     7.6 The Joint Venture Partners shall each use reasonable endeavours to procure that borrowings from banks and other similar sources shall be on the most favourable terms reasonably obtainable as to interest, repayment and security.

     7.7 The working capital needs of the GP and LP, as envisaged in any Budget, together with any cost over-runs on Projects, shall be provided by the Joint Venture Partners in the Due Proportions to the extent that such needs are not satisfied from the any such company's share capital and reserves and third party borrowing. Such funding shall be by way of loan by each of the Joint Venture Partners to the GP in each case upon the terms of a note (a "Loan Note") on arm's length commercial terms but otherwise in form and substance acceptable to each Joint Venture Partner.

     7.8 If (a) any of the GP or other Joint Venture Entities has excess working capital needs referred to in clause 7.7 and (b) the GP (or other relevant Joint Venture Entity) is unable to fund such excess by third party borrowing, then either Joint Venture Partner on behalf of the such company may require the Board of the GP to instruct the Auditors to confirm that such company is able to pay its debts as they fall due without realisation of any of its fixed assets and that the assets of such company exceed its liabilities. If the Auditors are unable to provide such confirmation they shall calculate and certify the amount of further working capital required by such company (the "Auditors' Certificate").

     7.9 Unless otherwise agreed, the Joint Venture Partners shall advance to the GP or other Joint Venture Entity in the Due Proportions such sums as shall be equal in the aggregate to the further working capital specified in the Auditors' Certificate for the purposes of financing the GP or other Joint Venture Entity on the terms of this clause and in the following manner:

          7.9.1 forthwith upon receipt of the Auditors' Certificate the Joint Venture Partners shall procure that the Board issues to each of the Joint Venture Partners a notice in writing (a "Funding Notice"), specifying the amount which each of them is required to lend to such company;

          7.9.2 each Joint Venture Partner shall advance to the GP or LP in cash the amount stated in such Funding Notice within ten (10) Working Days of the date of its receipt; and

          7.9.3 amounts advanced by the Joint Venture Partners to the GP or LP shall be loaned in each case upon the terms of a Loan Note.

     7.10 If either Joint Venture Partner (in this Clause 7 the "Defaulting Joint Venture Partner") fails to lend any amount properly requested by the Board of the GP pursuant to and within the time specified in clause 7.9.2, the other Joint Venture Partner (the "Supporting Joint Venture Partner") shall be entitled (subject only to its having duly loaned any amount properly required from it pursuant to this clause 7) to lend to the GP or LP in cash and on arm's length commercial terms the amount due to the GP or LP by the Defaulting Joint Venture Partner against security over the assets of the Project requiring the additional funding. The Defaulting Joint Venture Partner may provide its funds to the GP or LP within six (6) months of its initial failure to do and in such circumstances the Supporting Joint Venture Partner shall have its loan repaid and release any security it might hold for such loan.

     7.11 At the end of the six (6) month period referred to in Clause 7.10 (and if the Defaulting Joint Venture Partner has not in the meantime provided its funds in full to the GP or the LP), the Supporting Joint Venture Partner has a further period of the lesser of (a) six (6) months from such date and (b) the period until the Unit in the Project for which the Defaulting Joint Venture Partner failed to lend goes on hire, to exercise an option (which once exercised shall be irrevocable) to purchase such Unit and such Project from the Joint Venture. The purchase price shall be the lesser of:

          (i) the Fair Market Value of such Project (including the Unit) discounted by twenty per cent (20%) less the amount of loans made available for such Project by the Supporting Joint Venture Partner; and

          (ii) the actual amounts paid by the Joint Venture in respect of such Project (including the Unit) discounted by twenty per cent (20%) less the amount of loans made available for such Project by the Supporting Joint Venture Partner, but in any event shall not be less than zero.

          If the Supporting Joint Venture Partner exercises this option, completion of the transfer of the Project and the Unit shall take place as soon as may be reasonably practical and the restrictions in clause 16 shall not apply to that Project and that Unit.

     7.12 it is acknowledged and agreed that the only recourse and sanction against a Defaulting Joint Venture Partner for failing to advance funds in accordance with Clause 7.9 shall be as set out in Clauses
          7.10 and 7.11.

8    SUPPORT SERVICES AND SUPPLIES

     8.1 If the GP requires Support Services of a type or kind which either Joint Venture Partner is able to supply or provide, then that Joint Venture Partner may tender to provide such Support Services (via the Service Co) on an arm's length basis but having regard to customary transfer pricing principles for the relevant category of Support Services.

     8.2 Either Joint Venture Partner may at any time require that the other Joint Venture Partner (in this clause a "Supplier") shall provide a certificate signed by the auditors for the time being of the Supplier stating that the Support Services concerned have been provided on the basis referred to in clause 8.1 (or if the auditors will not assist, an opinion from an appropriate tax counsel). The Joint Venture Partners shall use their respective reasonable endeavours to procure that such auditors are allowed access to all papers of the GP, LP, the Service Co and of the Joint Venture Partners which may be relevant to any enquiries they may make prior to giving a certificate under this clause. The costs of such auditors (or tax counsel) shall be borne by whichever Joint Venture Partner required such certificate, except that, if such certificate is not given in the terms required by this clause, the costs shall be borne by the Supplier.

9    TAX TREATMENT

     The LP is established under the assumption that it is not considered a separate tax subject in any jurisdiction where it might operate or hold shares in subsidiaries, whereas any income of the LP for tax purposes will flow through to and be taxed at the hand of the Joint Venture Partners in accordance with each Joint Venture Partner's ownership percentage in the LP. Each of the Joint Venture Partners are separately responsible for their own income taxes as well as other taxes or duties imposed on the activities performed by the LP, regardless of in which country(ies) such are levied. This includes, but is not limited to, any withholding tax on dividends paid by companies owned by the LP.

10   DISTRIBUTION OF PROFITS

     As a general rule and unless otherwise decided by the Board of the GP, it is the intention of the Joint Venture Partners that, subject to the requirements of applicable law, on finalisation and audit of the financial statements of the GP and other Joint Venture Entities for each accounting period (subject to the due servicing of any loans made to the GP or LP by either of the Joint Venture Partners pursuant to this Agreement), the Board shall distribute as much as possible of the cash available for distribution, having regard to:

     10.1 amounts determined by the Board of the GP to be required (not to exceed fifty per cent (50%) of distributable profits) to provide sufficient working capital and any reserves (whether required by law or otherwise) for the LP; and

     10.2 the taxation position of the LP under the relevant legislation.

11   PARTNERSHIP INTEREST TRANSFERS

     11.1 PROHIBITION

          Neither Joint Venture Partner shall, without the prior written consent of the other, directly or indirectly Dispose of its partnership interests in the LP or its shares in either the GP or the Service Co or any other Joint Venture Entity or the certificates representing any of the foregoing now or in the future held by it, except by a transfer to a single transferee of the entire legal and beneficial interest in all its Joint

          Venture Interest as expressly permitted by Clause 11 or Clause 15 of this Agreement or in accordance with Clause 11.3.

     11.2 REGISTRATION OF TRANSFERS

          The Joint Venture Partners hereby covenant and undertake with each other to comply with the terms of this Agreement and the Limited Liability Company Agreement and the Limited Partnership Agreement relating to the transfer of partnership interests and to take all such steps as may be required to effect due registration of transfers effected in accordance with this Agreement and/or the Limited Liability Company Agreement and the Limited Partnership Agreement.

     11.3 Notwithstanding the provisions of this Clause 11, a Joint Venture Partner may encumber its Joint Venture Interests as security for any financing arrangement with a bona fide commercial bank in the ordinary course for business purposes, provided such bank is made aware of the terms and conditions of this Agreement.

     11.4 A Joint Venture Partner may transfer all or a portion of its Joint Venture Interests to any Permitted Group Transferee as defined in clause 11.5 provided that:

          11.4.1 the transferring Joint Venture Partner ("INTRA-GROUP TRANSFEROR") gives written notice of the impending transfer together with an executed deed referred to in clause 11.6 to the other Joint Venture Partner not less than 7 days before the transfer is to be effected; and

          11.4.2 the terms of the transfer comply with clause 11.6.

     11.5 For the purposes of this clause, where the Intra-Group Transferor is:

          11.5.1 Petrojarl, the Permitted Group Transferee is any member of the Petrojarl Group; and

          11.5.2 Teekay, the Permitted Group Transferee is any member of the Teekay Group.

     11.6 As a condition precedent to any transfer under clause 11.4, the transferring Joint Venture Partner shall procure that the transferee executes a deed in favour of the Joint Venture and each other Joint Venture Partner stating that it shall assume as its own and be bound by all obligations of the transferring Joint Venture Partner under this agreement as if it were a party to it. The transferring Joint Venture Partner will not be released from its obligations under this Agreement or under the Share Purchase Agreement as a result of such transfer or execution of such deed.

     11.7 CHANGE OF CONTROL

          If a Change of Control shall apply to either Joint Venture Partner, then the other Joint Venture Partner shall have the right (but not the obligation) within ninety (90) days of the Change of Control to instigate the procedure set out in clauses 15.7 to 15.9.

12   MUTUAL UNDERTAKINGS CONCERNING THE LP

     MAJOR DECISIONS

     Each Joint Venture Partner undertakes with the other to exercise its voting rights with a view to procuring that the GP shall not delegate responsibility in respect of anything which shall from time to time be declared by the Joint Venture Partners in writing to require the unanimous approval of the Board (which at the date of this Agreement shall be those matters set out in schedule 3, any of which may be varied at any time by the written agreement of the Joint Venture Partners).

     12.1 EXERCISE OF VOTING RIGHTS

          Each Joint Venture Partner undertakes with the other:

          12.1.1 to exercise all voting rights and powers of control available to it in relation to the GP, the LP and the other Joint Venture Entities so as to give full effect to the terms of this Agreement;

          12.1.2 to procure that the directors of the GP and the other Joint Venture Entities nominated by it and its other representatives will support and implement all reasonable proposals put forward at meetings of the Board and other meetings of the GP and the other Joint Venture Entities for the proper development and conduct of the Business as contemplated in this Agreement;

          12.1.3 (except where specific time periods are referred to in this Agreement) to respond to any communication received from the other and/or the GP and/or the other Joint Venture Entities within ten (10) Working Days of its receipt;

          12.1.4 to procure that all third parties directly or indirectly under its control shall refrain from acting in a manner which will hinder or prevent the GP and/or the other Joint Venture Entities from carrying on the Business in a proper and reasonable manner; and

          12.1.5 generally to use its reasonable endeavours to promote the Business and the interests of the GP and/or the other Joint Venture Entities.

     12.2 CONFLICTS

          In the event of any conflict between the terms of this Agreement and those of the Limited Liability Company Agreement, the Limited Partnership Agreement, and/or the constitutional documents of any Joint Venture Entity, then the Joint Venture Partners shall each take all such steps as lie within their respective powers to procure and effect any amendment or alteration to the Limited Liability Company Agreement, Limited Partnership Agreement and/or the constitutional documents of any Joint Venture Entity as may be necessary, to carry out the intention and terms of this Agreement, so far as such amendment or alteration is permitted by the applicable laws governing the Limited Liability Company Agreement, Limited Partnership Agreement and/or the constitutional documents of any Joint Venture Entity.

     12.3 JOINT OBLIGATIONS

          Whenever in this Agreement an obligation is imposed on the GP, such obligation shall be construed and applied so as to impose on the Joint Venture Partners, as between themselves, a joint obligation (additional to that of the GP) to procure, so far as they are able, that the GP or the LP shall perform its obligation.

     12.4 GP'S OBLIGATIONS

          Except where to do so would constitute an unlawful fetter on its powers, the GP undertakes with each of the Joint Venture Partners to be bound by and to comply with the provisions of this Agreement insofar as they relate to the GP and to act in all respects in the manner contemplated by this Agreement with respect to its own business and the business of any other Joint Venture Entity, including but not limited to the LP.

     12.5 MARKETING

          Each Joint Venture Partner undertakes to provide all information and support as may be reasonably required in order to enable the GP and any other Joint Venture Entity to satisfy potential clients as to its or their capabilities and shall provide all details of experience, trading history, financial resources and other information reasonably required for this purpose.

     12.6 PROTECTION OF NAME

          Each Joint Venture Partner undertakes with the other that:

          12.6.1 it shall not at any time use or permit to be used the name "Teekay" or the tagline "Teekay - The Marine Midstream Company" (in the case of Petrojarl) or "Petrojarl" or "Petrojarl Production" (in the case of Teekay) or any similar trading style; and

          12.6.2 if the GP goes into liquidation or into Run Off (as defined in Clause 15.7) it will join with the other to cause the name of the GP to be changed to a name excluding the words Teekay and Petrojarl or any similar trading style.

     12.7 SUBSIDIARIES

          The GP shall procure (so far as it is able) that any company which becomes a subsidiary of the LP at any time during the term of this Agreement shall adopt new articles of association in such form as the Board of the GP shall approve in writing.

     12.8 CONDUCT OF CLAIMS

          If any dispute occurs between the GP or LP and a Joint Venture Partner or any member of such Joint Venture Partner's Group then (but only in relation to matters concerning such dispute):

          12.8.1 such Joint Venture Partner shall not be allowed to exercise its voting rights in the GP or LP (as the case may be); and

          12.8.2 the quorum requirements for all or that part of meetings of Joint Venture Partners, directors or any committee of directors of the GP at which such dispute is to be discussed or in relation to which resolutions are to be passed shall be varied accordingly so as to permit the other Joint Venture Partner to exercise sole control over the GP for all purposes relating to the dispute concerned.

13   DELIBERATELY NOT USED

14   COMMENCEMENT AND TERMINATION

     14.1 This Agreement shall become effective on the date of the Demerger, subject always to all necessary regulatory approvals, pursuant to merger control, antitrust or competition laws, having been obtained (whether by decision of the relevant regulatory entity, expiry or termination of the waiting periods or otherwise) and/or all necessary competition or merger control notifications having been made.

     14.2 Thereafter (subject to the terms of this clause) it shall continue until the first to occur of the following dates:

          14.2.1 the date of commencement of the GP's winding up; or

          14.2.2 the date on which the Joint Venture Partners unanimously agree to terminate this Agreement; or

          14.2.3 the date of registration of a transfer of partnership interests resulting in all partnership interests in the GP or LP being held by or on behalf of one Joint Venture Partner;

          subject to (a) the relevant provisions of this Agreement and (b) the performance of any obligations or exercise of any rights respectively remaining to be performed or exercised after the event and to any rights of the Parties in respect of antecedent breaches or non-observance of this Agreement.

     14.3 It is agreed and acknowledged that the GP may execute this Agreement after it is executed by the Joint Venture Partners. However, as between the Joint Venture Partners, it shall be a valid and enforceable agreement (in accordance with its terms) from the execution of the Agreement by the Joint Venture Partners.

15   DEADLOCK

     15.1 Whenever a matter is submitted to a general meeting of the GP pursuant to clause 12.1 and that general meeting is also unable to arrive at a decision on the matter by reason of a disagreement between the Joint Venture Partners then a deadlock shall be deemed to have occurred in relation to that matter.

     15.2 If deadlock arises as to whether or not to bid on a Project then the GP will not, and will not cause any Joint Venture Entity to, bid on the Project. In such circumstances the Joint Venture Partner not wishing to bid on the Project shall not be entitled to tender for that Project, either directly or indirectly, alone or together with another party, nor shall that Joint Venture Partner assist or participate with any other person tendering on that Project except with the express written consent of the other Joint Venture Partner. The Joint Venture Partner that wishes to bid on the Project shall however be entitled to pursue the Project, either by itself or with a third party. For the avoidance of doubt if one Joint Venture Partner wishes to offer one of its existing Units for a Project it shall be free to do so and the Joint Venture may only make a competing bid if both Joint Venture Partners wish to do so. If deadlock arises as to the terms on which to bid on a Project, the matter should be referred to the Chief Executive Officers at such time (the "CEOs") of the ultimate holding companies of each Joint Venture Partner. Thereafter procedures set out in Clauses 15.4, 15.5 (but with the time limit of twenty (20) Working Days, replaced for these purposes only with a time period of five (5) Working Days) and 15.6 shall apply. If the CEOs are unable to reach a decision by the end of this consultation period, then each Joint Venture Partner shall be entitled to bid for the Project alone, and the provisions of Clause 16 shall not apply to such bids or any resulting contracts.

     15.3 If and whenever a deadlock is deemed to have occurred (other than in the circumstances set out in clause 15.2), either Joint Venture Partner shall be entitled, within twenty (20) Working Days after the date on which the deadlock occurred, by written notice to the other, to require the matter to which the deadlock relates to be referred to the CEOs.

     15.4 Each of the Joint Venture Partners and the GP shall supply the CEOs with any information which they may request.

     15.5 The CEOs shall endeavour for a period of twenty (20) Working Days from the date of referral of the deadlock to them under Clause 15.3 (the "CEO Consultation Period") to decide the course of action which, in all the circumstances, it would be appropriate for the GP and the Joint Venture Entities to take in its best interests. In reaching their decision the CEOs shall, so far as possible, balance the interests of each Joint Venture Partner fairly but they shall not put the interests of any Joint Venture Partner before those of the GP and the Joint Venture Entities.

     15.6 Forthwith upon receiving the CEOs decision each of the Joint Venture Partners and the GP shall ensure that the CEOs decision and directions are carried out.

     15.7 If the CEOs are unable to reach a decision by the end of the CEO Consultation Period, within thirty (30) Working Days thereafter either Joint Venture Partner (the "Offeror") may by written notice to the other (which once given shall be irrevocable) declare that the Joint Venture is in run off ("Run Off").

     15.8 Whilst the Joint Venture is in Run Off:

          (i) any Projects then being considered by the Joint Venture, but prior to any bids having been irrevocably submitted, shall be terminated;

          (ii) no new Projects shall be considered by the Joint Venture;

          (iii) all other Projects shall continue to be run in the same manner as before until the relevant Unit finishes its then current contract, with capital expenditure required to meet obligations under such contract still to be funded in accordance with the terms of this Agreement;

          (iv) no existing contracts for such Projects may be amended or extended or commitments to further capital expenditure made (other than as envisaged in paragraph (iii) above) without the consent of each Joint Venture Partner;

          (v) when existing contracts come to an end, the relevant Unit shall not be redeployed by the Joint Venture but shall be marketed for sale to third parties and sold to the highest bidder (it being agreed and acknowledged that each Joint Venture Partner may bid for the Unit in its own capacity) on the best available terms; the GP will appoint an independent third party to manage any such auction process in accordance with then prevailing best market practice;

          (vi) neither Joint Venture Partner may solicit employees of the Joint Venture; and

          (vii) the provisions of Clause 16 shall be of no further effect, but in all other respects this Agreement shall remain in full force and effect.

     15.9 Notwithstanding the provisions of Clause 15.8, it is the intention of the Parties to enter into good faith negotiations when the Joint Venture goes into Run Off to seek an orderly separation of the Joint Venture assets and a winding up of the Joint Venture (subject to obtaining any necessary third party consents) within three (3) years.

16   RESTRICTIONS

     16.1 In clauses 16.1 and 16.2, the following expressions have the following meanings:

          "Exceptions"                          :   (i) the contracts as at the
                                                    date hereof relating to
                                                    Petrojarl FPSOs and, Teekay
                                                    FSOs; (ii) any redeployment
                                                    of Petrojarl FPSOs or Teekay
                                                    FSOs; and (iii) any
                                                    exception contemplated by
                                                    clause 7.11 or by clause
                                                    15.2;

          "Prohibited Business"                 :   the Business carried on by
                                                    any Joint Venture Entity as
                                                    at the date in question or,
                                                    if earlier, the Termination
                                                    Date relating to the Joint
                                                    Venture Partner concerned;

          "Prohibited Supply Business"              the business of making
                                                    supplies of the kind made to
                                                    the GP during the Relevant
                                                    Period in relation to any
                                                    Prohibited Business;

          "Relevant Period"                     :   the period from the date
                                                    hereof until the Joint
                                                    Venture goes into Run Off;

          "Restricted Supplier"                 :   any person who was at any
                                                    time in the Relevant Period
                                                    a supplier of the GP or any
                                                    Joint Venture Entity;

          "Termination Date"                    :   in relation to any
                                                    particular Joint Venture
                                                    Partner, the date it ceases
                                                    to hold any partnership
                                                    interests.

     16.2 Each of the Joint Venture Partners undertakes to the other, and separately with the GP, that it will not directly or indirectly on its own account or on behalf of any other person and whether as principal, Joint Venture Partner, partner, employee, agent or otherwise at any time prior to Run Off, (other than in respect of the Exceptions) carry on or be concerned or interested or engaged (except as a shareholder in a public listed company holding not more than five (5) per cent of the share capital, of any class, of such public company) in (a) any business competing with the whole or part of the Prohibited Business or (b) the setting up of any business which would compete with the whole or part of the Prohibited Business.

     16.3 Nothing contained in this clause 16 shall preclude or restrict a Joint Venture Partner or any member of such Joint Venture Partner's Group from:

          16.3.1 carrying on any activity carried on during the twelve (12) month period immediately preceding the date of this Agreement; or

          16.3.2 offering any service or goods similar to those previously supplied as part of the Business but subsequently discontinued and not supplied by the LP at the time when such similar service or goods are offered.

          For the purposes of this clause 16.3 a service or offer of goods shall be regarded as discontinued if it has not been provided or offered by the GP or any Joint Venture Entity for a twelve (12) month period.

     16.4 The restrictions contained in clause 16.2 are considered reasonable by the Parties and are intended to be separate and severable. If any of those restrictions are held void but would be valid if part of the wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

17   REPRESENTATIONS AND WARRANTIES

     17.1 Each of Petrojarl and Teekay represents and warrants to the other that:

          17.1.1 it is a corporation or company duly incorporated or formed under the laws of its place of incorporation or formation and has the corporate power and authority to accept the terms of this Agreement and perform its obligations under it;

          17.1.2 its entry into this Agreement has been duly and validly authorised and all requisite corporate action has been taken in order to make such entry valid and binding upon it in accordance with the terms of this Agreement;

          17.1.3 the entry into this Agreement and the consummation of the transactions contemplated by it will not:

               (a) breach or conflict with any provision of its memorandum and articles of association or equivalent or result in a breach of, conflict with or constitute a default under any mortgage, indenture, agreement, other instrument or rules of any relevant stock exchange to which it is a party or by which it, or any of its properties or assets, is bound; or

               (b) violate any order, judgement or decree of any court or governmental agency to which it is a party or by which it, or any of its properties or assets, is bound.

18   IP RIGHTS

     18.1 Any Intellectual Property Rights held or owned by any Joint Venture Partner which are transferred, assigned, licensed or otherwise made available by to the Joint Venture shall remain the property of the transferring Joint Venture Partner (subject to the terms of the transfer, assignment, license or other applicable agreement), and shall not be used in any way by, and shall not confer any rights or interests on, any other Joint Venture Partner.

     18.2 Any Intellectual Property Rights owned by the Joint Venture shall not be made available to a Joint Venture Partner solely by reason of the fact that it is a Joint Venture Partner. If the Joint Venture makes any such Intellectual Property Rights available to a Joint Venture Partner, it shall only do so on commercial terms prescribed by the Board.

     18.3 The Joint Venture Partners agree to establish, as soon as reasonably possible after the Completion Date, a co-branding strategy for the Joint Venture and its business. Each Joint Venture Partner agrees that it shall consider the reasonable requests of the Joint Venture to use its name, logo and other proprietary identifying marks on a non-exclusive basis for the purposes of co-branding, advertising or other promotions of the Joint Venture (but such obligation shall only be to consider such reasonable request, but not necessarily to grant any right in or to the same, the granting or withholding of such rights to be in the sole discretion of such Joint Venture Partner, it being acknowledged and agreed that all rights to the names "Petrojarl" and "Petrojarl Production" are to remain the property of Petrojarl and all rights to the name "Teekay" and the tag line "Teekay - The Marine Midstream Company" are to remain the property of Teekay).

19   CONFIDENTIALITY

     19.1 For the purposes of this Clause, "CONFIDENTIAL INFORMATION" means:

          19.1.1 the provisions of this Agreement or any document referred to in this Agreement;

          19.1.2 in relation to the Joint Venture or a Joint Venture Partner or any member of the Teekay Group any information belonging or relating to the Joint Venture or a Joint Venture Partner or any member of the Teekay Group, its/their business, affairs, activities, products or services, which is disclosed by one party or an Affiliate (each a "Disclosing Party") to another party or an Affiliate (each a "Receiving Party") whether before or after the date of this Agreement. To fall within this definition, Disclosing Party must specify in writing which information is Confidential Information, and any disclosure in oral form shall not be subject to this Agreement, unless the oral disclosure is memorialized by Disclosing Party in a written document that is sent to Receiving Party within ten (10) Working Days from the date of disclosure;

     19.2 During the term of this Agreement and for a period of three years after termination or expiration of this Agreement for any reason whatsoever each Receiving Party shall:

          19.2.1 keep the Confidential Information confidential;

          19.2.2 not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with Clauses 19.3 and 19.5; and

          19.2.3 not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement subject to Clauses 19.3 and 19.5.

     19.3 During the term of this Agreement a Receiving Party may disclose the Confidential Information to

          19.3.1 its directors, officers, employees, agents and advisers and to its Associated Companies and their directors, officers, employees, agents and advisers to the extent that it is necessary for the purposes of this Agreement or to enforce this Agreement; and

          19.3.2 its financiers, the financiers of the Joint Venture, financiers to a member of the Teekay Group or the Petrojarl Group;

          (each a "RECIPIENT")

     19.4 The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party's obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

     19.5 The obligations contained in Clauses 19.1 to 19.4 shall not apply to any Confidential Information which:

          19.5.1 is required to be disclosed by law or by a governmental authority or other authority with relevant powers to which the Receiving Party is subject provided that to the extent reasonably possible the disclosure shall be made after consultation with the Disclosing Party and after taking into account the Disclosing Party's reasonable requirements as to its timing, content and manner of making or dispatch;

          19.5.2 is required to be disclosed under the rules of any stock exchange on which the Joint Venture Partner or any member of its Group or debt instrument thereof are listed provided that to the extent reasonably possible the disclosure shall be made after consultation with the Disclosing Party and after taking into account the Disclosing Party's reasonable requirements as to its timing, content and manner of making or dispatch;

          19.5.3 is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient;

          19.5.4 can be shown by the Receiving Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;

          19.5.5 subsequently comes lawfully into the possession of the Receiving Party from a third party that is not itself under a duty to maintain confidentiality; or

          19.5.6 can be shown by the written records of the Receiving Party to have been independently developed by employees of the Receiving Party acting without access to the Confidential Information.

20   PUBLIC ANNOUNCEMENTS

     20.1 No Joint Venture Partner shall make or send (and shall use reasonable endeavours to ensure that no associated company of such Joint Venture Partner makes or sends) a public announcement, communication or circular concerning the Joint Venture (an "ANNOUNCEMENT") unless it has first notified the other Joint Venture Partner.

     20.2 Clause 20.1 shall not apply where a Joint Venture Partner reasonably determines that it is required by law or a rule of a stock exchange or by a governmental authority to make or send any Announcement prior to obtaining the agreement of the other Joint Venture Partner provided that the party has taken all reasonable steps to provide the other party with an opportunity to comment on the Announcement prior to making or issuing the same.

21   ENFORCEMENT OF THE JOINT VENTURE'S RIGHTS

     21.1 The following provisions of this clause 21 apply to any right of action which the Joint Venture may have or face in respect of the following:

          21.1.1 an alleged breach of any Joint Venture Partner of this Agreement or any obligation owed to or by the Joint Venture; or

          21.1.2 any alleged breach by any member of the Petrojarl Group or any member of the Teekay Group of a contract entered into between that party and the Joint Venture,

          (each a "CONFLICTED ACTION").

     21.2 Each Conflicted Action shall be prosecuted or defended by the directors of the Joint Venture appointed by the Non-Defaulting Joint Venture Partner and no director appointed by the Defaulting Joint Venture Partner shall be entitled to receive any document or other information relating to such dispute or any action taken in connection with such dispute. The directors appointed by the Non-Defaulting Joint Venture Partner shall have full authority on behalf of the Joint Venture to negotiate, litigate and settle any claim arising out of the alleged breach or exercise of any right of termination arising out of the alleged breach and the Joint Venture Partners shall take all steps within their power to give effect to the provisions of this Clause.

     21.3 This clause is subject to, and shall not be construed as altering, the duties owed by directors to the Joint Venture.

     21.4 In this clause 21:

          "DEFAULTING JOINT VENTURE PARTNER" means the Joint Venture Partner the actions of which have given rise to, or which is involved in, the matters giving rise to, the cause of action and, where the cause of action arises from a breach of a contract between the Petrojarl Group or the Teekay Group and the Joint Venture, it means the Joint Venture Partner who is a member of that group; and

          "NON-DEFAULTING JOINT VENTURE PARTNER" means the Joint Venture Partner who is not the Defaulting Joint Venture Partner in relation to the relevant cause of action.

     22   ANCILLARY PROVISIONS

     22.1 EXCLUSION OF LIABILITY

          Except as provided by this Agreement, neither Joint Venture Partner shall in any circumstances whatsoever be under any liability to the other for any loss, damage or expenses sustained (whether or not caused by any negligence, default, want of care or breach of contract of such Joint Venture Partner, or of their servants or agents), unless and to the extent that such loss, damage, or expense arises as a result of any fraud or wilful misconduct committed by a Joint Venture Partner or a director nominated by a Joint Venture Partner to the Board.

     22.2 WAIVER

          No delay or failure by either Joint Venture Partner or the GP to exercise any of its powers, rights or remedies under this Agreement shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. No waiver by any Party of any breach by any other Party of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement.

     22.3 ASSIGNMENT

          Except as otherwise expressly provided in this Agreement, no Party shall assign, encumber, dispose of or otherwise transfer its rights under this Agreement or its Partnership Interests, other than as permitted by clause 11 or purport to transfer any burden imposed on it under this Agreement, without the prior written consent of the other Parties, which may be withheld in their absolute discretion.

     22.4 SEVERABILITY

          If any part of this Agreement is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

     22.5 COSTS AND EXPENSES

          Each Joint Venture Partner shall pay its own costs and expenses incurred in the negotiation, preparation, execution, implementation and enforcement of this Agreement save that the costs of external counsel in establishing the LP and preparing this Agreement shall be shared equally by the Joint Venture Partners.

     22.6 VALUE ADDED TAX

          All sums payable under any term of this Agreement are exclusive of value added tax.

     22.7 DOCUMENTARY TAXES

          All applicable stamp duties and sales and transfer taxes which arise as a result of or in consequence of this Agreement shall be payable by the Joint Venture.

     22.8 ENTIRE AGREEMENT

          22.8.1 This Agreement and the documents referred to in it constitute the entire agreement and understanding between the Parties in relation to its subject matter.

          22.8.2 Each of the Parties agrees that in entering into this Agreement, and the documents referred to in it, no Party may rely on, and shall have no right or remedy in respect of, any agreement, representation, warranty, statement, assurance or undertaking of any nature whatsoever (other than those expressly set out in this Agreement and the documents referred to in it) made by or given by any person prior to the date of this Agreement and all conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law. Nothing in this clause shall limit or exclude any liability for fraud.

          22.8.3 Except as otherwise permitted by this Agreement, no change to its terms shall be effective unless it is in writing and signed by or on behalf of each of the Parties.

     22.9 PARTNERSHIP

          Nothing in this Agreement shall create or be deemed to create a partnership or the relationship of principal and agent or employer and employee between any of the Parties and no Party shall be responsible for the acts or omissions of the employees or representatives of the other Parties.

     22.10 COUNTERPARTS

          22.10.1 This Agreement may be executed in any one or more number of counterparts each of which, when executed, shall be deemed to form part of and together constitute this Agreement.

          22.10.2 This Agreement shall be immediately binding and effective when each of the Parties has unconditionally executed either this Agreement or any of those counterparts, subject always to clause 14.3.

     22.11 NOTICES

          22.11.1 Any notice or other communication to be given under this Agreement shall (unless otherwise provided by this Agreement) be in writing and shall either be delivered by hand or sent by a generally recognised international courier service (with relevant fees prepaid) or facsimile transmission (provided that, in the case of facsimile transmission, the notice is confirmed by being delivered by hand or sent by recognised international courier service within two Working Days after transmission) as follows:

               (a)  (in the case of Petrojarl) to:

                    Address:                Petrojarl ASA
                                            P O Box 82
                                            N-7405 Trondheim
                                            Norway

                    For the attention of:   Helge Krafft

                    Fax:                    +47 73 983014

               (b)  (in the case of Teekay) to:

                    Address:                C/O Teekay Shipping Corporation
                                            Bayside House
                                            Bayside Executive Park

                                            West Bay Street and Blake Road
                                            Nassau
                                            The Bahamas

                    For the attention of:   General Counsel

                    Fax:                    +1224 502 8840

               (c)  (in the case of the GP) to:

                    Address:                c/o Teekay Shipping Corporation
                                            Bayside House
                                            Bayside Executive Park
                                            West Bay Street and Blake Road
                                            Nassau
                                            The Bahamas

                    For the attention of:   General Counsel

                    Fax:                    +1 224 502 8840

          22.11.2 A Party may change the address or facsimile number or the name of the person for whose attention notices are to be addressed by serving a notice on the others in accordance with this clause 22.11.

          22.11.3 All notices shall be deemed to have been served as follows:-

               (a)  if delivered by hand, at the time of delivery;

               (b) if sent (with relevant fees prepaid) by a generally recognised international courier service, at the expiration of two Working Days after the envelope containing the same was delivered into the custody of the relevant international courier; and

               (c) if communicated by facsimile, six hours after the time of transmission;

                    PROVIDED that where, in the case of delivery by hand or by facsimile transmission, such delivery or transmission occurs after 5p.m. on a Working Day or on a day which is not a Working Day, service shall be deemed to occur at 9 a.m. on the next following Working Day.

          22.11.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the relevant international courier or that a completed report confirming that such notice has been transmitted in full was received by the sender as the case may be.

     22.12 GOVERNING LAW

          This Agreement shall be construed and take effect in all respects in accordance with English law.

     22.13 JURISDICTION

          The Parties irrevocably agree, subject to the provisions of Clause 22.14, that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts. The Parties irrevocably waive any objection which they may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum.

     22.14 MEDIATION

          If any dispute arises in connection with this Agreement, the Parties will attempt to settle it by mediation in accordance with the CEDR Model Mediation Procedure. Unless otherwise agreed between the Parties, the mediator will be nominated by CEDR. To initiate the mediation a party must give notice in writing ("ADR notice") to the other parties to the dispute requesting a mediation. A copy of the request should be sent to CEDR. The mediation will start not later than thirty (30) days after the date of the ADR notice. No Party may commence any court proceedings in relation to any dispute arising out of this Agreement until it has attempted to settle the dispute by mediation and either the mediation has terminated or the other party has failed to participate in the mediation, provided that the right to issue proceedings is not prejudiced by a delay.

     22.15 SERVICE OF PROCESS

          The Parties irrevocably agree that any writ, notice, judgment or other legal process shall be sufficiently served on them if addressed to them and left at or sent by post to the Address for Service, and in that event shall be conclusively deemed to have been served at the time of leaving or, if sent (with relevant fees prepaid) by a generally recognised international courier service, at 9.00 a.m. on the third Working Day after the envelope containing the same was delivered into the custody of the relevant international courier.

23   EXCLUSION OF CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

     The parties to this Agreement do not intend any of its terms to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

This Agreement has been signed on the date first stated on page 1 above.


SIGNED by                    )
duly authorised for and on   )
behalf of PETROJARL JV AS    )
in the presence of:          )


SIGNED by                    )
duly authorised for and on   )
behalf of TEEKAY PETROJARL   )
OFFSHORE HOLDINGS L.L.C.     )
in the presence of:          )

TEEKAY PETROJARL GP L.L.C.


By: /s/ Kenneth Hvid, Attorney-in-fact
    ----------------------------------
Name:   Kenneth Hvid
      --------------------------------
Title:  Attorney in fact
       -------------------------------

                                   SCHEDULE 1

                                     PART A

                      (LIMITED PARTNERSHIP AGREEMENT OF LP)

                                   SCHEDULE 1

                                     PART B

                   (LIMITED LIABILITY COMPANY AGREEMENT OF GP)

                                   SCHEDULE 2

                              (BUSINESS OF THE LP)

The owning and operation of FPSOs, FSOs and such other mobile production solutions as may be required by the oil industry from time to time. This will include but not be limited to:-

(i)  marketing the LP;

(ii) identifying, defining and tendering for Projects;

(iii) executing, commissioning, operating and decommissioning Projects;

(iv) acquiring assets for Projects, converting such assets if required, and disposing of assets following completion of Projects (unless such assets are to be redeployed on other Projects);

(v) providing all related support activities and complying with all applicable legislative and regulatory requirements;

(vi) (at the request and cost of the relevant Joint Venture Partner) marketing the Petrojarl FPSOs and the Teekay FSOs.

                                   SCHEDULE 3

                                (MAJOR DECISIONS)

1    Decisions to pursue a Project.

2    Decisions as to whether, and if so on what terms, to bid for a Project.

3 Any change in the Limited Partnership Agreement or Limited Liability Company Agreement.

4 Any variation, increase, reduction, redemption or repayment of any of the share capital or other change in the capital structure of the Joint Venture.

5 Any merger or other transaction resulting in a change of majority voting control or the sale of all or substantially all of the Joint Venture's assets.

6 Entering into any partnership, joint venture or profit-sharing arrangement with any person.

7 The making of any composition or arrangement with creditors of the Joint Venture or any Joint Venture Entity or the winding up or liquidation of the Joint Venture or any Joint Venture Entity or consenting to the appointment of a receiver or administrative receiver over the assets of the Joint Venture or any Joint Venture Entity.

8    Making any distribution of assets.

9    Altering the agreed dividend policy.

10 Entering into any contractual agreements or financial transactions with any member of the Petrojarl Group or any member of the Teekay Group other than chartering ships or buying services on arm's length terms.

11 The issue of any new equity, debenture or loan stock (whether secured or unsecured), or the granting of options or other instruments that entitle the holder to acquire new equity.

12   Any change in the business of the Joint Venture away from the Business.

13 Commencing litigation in the name of the Joint Venture or any Joint Venture Entity.

14 Renting or leasing premises for use by the Joint Venture for a term exceeding one year;

15   Issuing guarantees as provided in clause 5.

16   Engaging persons as employees of the Joint Venture.

17   Staffing of Projects.

18 Budgets for Projects/annual budgets and dealing with major deviations from budgets.

19   Competing with a Petrojarl FPSO or a Teekay FSO being redeployed.

20   Material acquisitions and disposals.

21   Borrowing sums in excess of one million Dollars (USD1,000,000).

                                   SCHEDULE 4

DEED OF COVENANT

DATED: ____________ 200__

BETWEEN:

(1) [_______] [having its registered office/principal place of business] at [_______] (the "Transferor");

(2) [_______] [having its registered office/principal place of business] at [_______] (the "Transferee");

(3) TEEKAY PETROJARL GP L.L.C. [having its registered office/principal place of business] at [_______] (the "GP"); and

(4) [_______] [having its registered office/principal place of business] at [_______] (the "Continuing Joint Venture Partner")

PRELIMINARY

This Agreement is supplemental to and entered into pursuant to clause [11.3] of the Joint Venture Partners' Agreement.

1    DEFINITIONS AND INTERPRETATION

     In this Agreement, unless inconsistent with the context or otherwise defined:

     1.1 the term "Joint Venture Partners' Agreement" means the agreement dated [_______] 2006 (with schedules) made between (1) [the Continuing Joint Venture Partner/the Transferor] (2) [the Transferor/the Continuing Joint Venture Partner] and (3) the GP; and

     1.2 all other words and phrases shall be defined and interpreted in accordance with the definitions and interpretation provisions contained in the Joint Venture Partners' Agreement.

2    COVENANT AND UNDERTAKING

     2.1 The Transferee confirms that it has been supplied with a copy of the Joint Venture Partners' Agreement and covenants with each of the Continuing Joint Venture

          Partner and the LP to observe, perform and be bound by all the terms of the Joint Venture Partners' Agreement which are capable of applying to the Transferee and which have not been performed at the date of this Agreement to the intent and effect that the Transferee shall be deemed with effect from [_______] to be a party to the Joint Venture Partners' Agreement and to be a holder of [_______] shares of [_______] each in the GP.

     2.2 The Transferee undertakes with the Transferor that it will enter into such Guarantees which the Transferor may have entered into and together with the Continuing Joint Venture Partner shall use all reasonable endeavours to obtain the release of the Transferor from such Guarantees as soon as reasonably practicable. Until such release is obtained the Transferee [together with the Continuing Joint Venture Partner] undertake[s] [on a joint and several basis] to indemnify and hold harmless the Transferor in respect of its continuing liability under such Guarantees.

     2.3 Upon the Transferee being deemed to be a party to the Joint Venture Partners' Agreement in accordance with clause 2.1, the Transferor shall cease to be a party to the Joint Venture Partners' Agreement, provided that such cessation shall without prejudice to any rights or liabilities of the Continuing Joint Venture Partner, the Transferor or the GP which have then accrued.

3    REPRESENTATIONS AND WARRANTIES

     The Transferee represents and warrants to each of the Transferor, the Continuing Joint Venture Partner and the GP as follows:

     3.1.1 it is a [company/corporation] duly incorporated under the laws of [_______] and has the corporate power and authority to accept the terms of this Agreement and perform its obligations under it;

     3.1.2 its entry into this Agreement has been duly and validly authorised and all requisite corporate action has been taken in order to make such entry valid and binding upon it in accordance with the terms of this Agreement;

     3.1.3 the entry into this Agreement and the consummation of the transactions contemplated by it will not:

          (a) breach or conflict with any provision of its memorandum and articles of association or equivalent or result in a breach of, conflict with or constitute a default under any mortgage, indenture, agreement or other instrument to which it is a party or by which it, or any of its properties or assets, is bound; or

          (b) violate any order, judgement or decree of any court or governmental agency to which it is a party or by which it, or any of its properties or assets, is bound.

4    REMAINING PROVISIONS

     In all other respects, the terms of the Joint Venture Partners' Agreement shall continue in full force and effect. The provisions of clauses 22.13,
     22.14 AND 22.15 of the Joint Venture Partners' Agreement shall apply to and be deemed to be incorporated into this Agreement.

5    EXCLUSION OF CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

     The parties to this Agreement do not intend any of its terms to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement

This Agreement has been signed as a deed and delivered on the date first stated on page 1 above.

TEEKAY PETROJARL GP L.L.C.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

THE COMMON SEAL of             )
THE TRANSFEREE was affixed     )
to this Deed in the presence   )
of:                            )


-------------------------------------
Director


-------------------------------------
Director/Secretary

THE COMMON SEAL of             )
the CONTINUING JOINT           )
VENTURE PARTNER                )
was affixed to this Deed       )
in the presence of:            )


-------------------------------------
Director


-------------------------------------
Director/Secretary

                                   SCHEDULE 5

                                    (BUDGET)

                                   SCHEDULE 6

                                 EXISTING UNITS

(A)  Petrojarl FPSOs

     (i)  Petrojarl Foinaven;

     (ii) Petrojarl I;

     (iii) Ramform Banff;

     (iv) Petrojarl Varg;

     (v)  Che Guavara

(B)  Teekay FSOs

     (i)  Nordic Apollo

     (ii) Karratha Spirit

     (iii) Pattani Spirit

     (iv) Dampier Spirit

     (v)  Su Tu Vang FSO (tbn)

                                   SCHEDULE 7

                   SCHEDULE OF PETROJARL INTELLECTUAL PROPERTY

1 Title: Device by ship for production/test production of oil/gas from a field below seabed level

     United States   Patent No. 6,199,500, granted 13 March 2001

     Angola          Patent No. 104, granted 21 September 2001

     Brazil          Pending Application P19808896-3, filed on 10 March 1998

     China           Patent No. ZL98804994, granted 12 March 2003

     Norway          Patent No. 308128, granted 31 July 2000

2    Title: Bearing System for a Turning Means

     United States Patent No. 5,051,035, granted 24 September 1991

3 Title: System for Transferring Fluids from a Piping System in a Ship's Hull to a Turning Device, and Vice Versa

     United States Patent No. 5,002,433, granted 26 March 1991

4 Management systems in the form of manuals, graphs etc created for use in Petrojarl.

5 Project studies concluded outside of the JV and not for the benefit of the JV.

6    Existing contracts between Petrojarl and its customers and vendors.

7 Topsides drawings and engineering studies for previous contracts not with the JV.

8    Conversion cost budgets for previous contracts not with the JV.

9    Business plans not relating to the business of the JV.

                                                                  Execution Copy

                               DATED 14 JUNE 2006

     (1)  PETROJARL JV AS

     (2)  TEEKAY PETROJARL OFFSHORE HOLDINGS L.L.C.

     (3)  TEEKAY PETROJARL GP L.L.C.

                                   ----------

                        JOINT VENTURE PARTNERS' AGREEMENT

                                   ----------

                               STEPHENSON HARWOOD
                            ONE, ST PAUL'S CHURCHYARD
                                 LONDON EC4M 8SH
                               TEL: 020 7329 4422
                               FAX: 020 7329 7100
                                    REF: 819

                                    CONTENTS

                                                                            PAGE
                                                                            ----
1  Definitions and Interpretation........................................     2
2  Preliminary Formalities...............................................    11
3  Board of Directors of GP..............................................    12
4  Management and Staff..................................................    14
5  Objective and Conduct of Business.....................................    15
6  Guarantees and Indemnities............................................    16
7  Budgets, Accounts and Finance.........................................    17
8  Support Services and Supplies.........................................    21
9  Tax treatment.........................................................    22
10 Distribution of profits...............................................    22
11 Partnership Interest Transfers........................................    22
12 Mutual Undertakings Concerning the LP.................................    24
13 Deliberately not used.................................................    27
14 Commencement and Termination..........................................    27
15 Deadlock..............................................................    28
16 Restrictions..........................................................    30
17 Representations and Warranties........................................    32
18 IP Rights.............................................................    32
19 Confidentiality.......................................................    33
20 Public Announcements..................................................    35
21 Enforcement of the Joint Venture's rights.............................    36

22 Ancillary Provisions..................................................    37
23 Exclusion of Contracts (Rights of Third Parties) Act 1999.............    42